Exhibit 23.2

Consent of independent auditors

We consent to the reference to our firm under the caption “Independent Accountants” in the Registration Statement on Form S-4 and to the incorporation by reference therein of our report dated June 4, 2014 with respect to the consolidated financial statements of Ziggo N.V., Utrecht, the Netherlands, and subsidiaries as of and for the year ended December 31, 2013.

AMSTERDAM, August 11, 2014

/s/ ERNST & YOUNG ACCOUNTANTS LLP

ERNST & YOUNG ACCOUNTANTS LLP